Exhibit 10.6

AGREEMENT

THIS AGREEMENT, (hereinafter the “Agreement”) entered into as of the <*> day of <*> 2007, by and

BETWEEN:	ENDORESEARCH INC., a company duly constituted under Part IA of the Quebec Companies Act, having its head office at 2989, De la Promenade Street, Quebec, Province of Quebec, Canada, G1W 2J5, herein acting and represented by Dr. Fernand Labrie, its President and Chief Executive Officer;

(hereinafter “EndoResearch”)

AND:	ENDOCEUTICS, INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 2989, De la Promenade Street, Quebec, Province of Quebec, Canada, G1W 2J5, herein acting and represented by Mr. Robert Després, its Chairman;

(hereinafter “EndoCeutics”)

WITNESSETH:

WHEREAS EndoResearch has entered into the following agreements with Schering Corporation and Schering-Plough Ltd. (Schering Corporation and Schering-Plough Ltd. being hereinafter collectively referred to as “Schering”):

(a)	Original Agreement intervened between EndoResearch and Schering Corporation effective as of January 1, 1992 (the “Original Agreement”);

(b)	Amendment Agreement between EndoResearch, Schering Corporation and Schering-Plough Ltd. dated and effective as of November 18, 1996 (“Amendment No. 1”); and

(c)	Addendum Agreement between EndoResearch, Schering Corporation and Schering-Plough Ltd. dated and effective as of September 20, 2005 (“Amendment No. 2”).

(the Original Agreement, Amendment No. 1 and Amendment No. 2 being hereinafter collectively referred to as the “Schering Agreements”, copies of which are attached hereto as Schedule A);

WHEREAS EndoResearch is carrying out various Research Programs (as hereinafter defined);

WHEREAS EndoCeutics is interested to complete the scientific research and experimental studies under the Research Programs;

WHEREAS EndoResearch wishes to assign to EndoCeutics, who wishes to acquire them, all of EndoResearch’s rights, title, interest and obligations in the Schering Agreements in order to enable EndoCeutics to complete the Research Programs for its own benefit; and

WHEREAS EndoResearch wishes to grant to EndoCeutics, who is desirous to acquire from EndoResearch, an exclusive license to use the Patents in the Field and also a non-exclusive license to use the Technology in the Field in order to exploit and commercialize the results of the Research Programs;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	As used in this Agreement, the following terms shall have the following meanings and the singular shall include the plural and vice versa:

(a)	“Affiliate” means any company or organization controlling, controlled by, or under common control with EndoResearch or EndoCeutics, as the case may be. For this purpose, the terms control, controlled and controlling mean ownership, directly or indirectly, of at least fifty percent (50%) of the stock entitled to vote, and for non-stock organizations, the right to receive at least fifty percent (50%) of the profits;

(b)	“Assignment” has the meaning set forth in Article 2 of this Agreement;

(c)	“Effective Date” means the effective date of the listing of the common shares of EndoCeutics on the NASDAQ Global Market;

(d)	“Financing” has the meaning set forth in Article 12 of this Agreement;

(e)	“Field” means the therapeutic and/or prophylactic use of the compounds or products listed in Schedule B for the treatment or prevention of the diseases or conditions in humans and/or animals therein described, to the exclusion of all other applications; for purposes of clarity and avoidance of doubt, the parties acknowledge and agree that, notwithstanding anything herein contained to the contrary, Schering’s and EndoCeutics’ rights with regard to the applications related to the compound or product known as Acolbifene shall be determined as per the Schering Agreements and, consequently, that such applications related thereto shall not be limited to those shown with regard to Acolbifene in Schedule B hereof;

(f)	“Licensed Compounds” means the compounds listed in Schedule B, including the specific antiestrogen compound known as Acolbifene;

(g)	“Licensed Products” means any pharmaceutical products in dosage form which contain one or more Licensed Compounds, including without limitation, Licensed Combinations;

(h)	“Licensed Combination” means any Licensed Products which contain, in addition to one or more Licensed Compounds, one or more other active ingredients having independent therapeutic or prophylactic effect;

(i)	“Other Assigned Agreements” means the agreements with the University of Kansas Medical Research Institute, Inc. and Monash University in Australia and attached hereto as Schedule C;

(j)	“Patents” means those patents or patent applications of EndoResearch listed in Schedule D together with any related reissues, renewals, registrations, revalidations, continuations, continuations-in-part, divisions and reexaminations;

(k)	“Research Programs” means the research projects carried out by EndoResearch in the Field, comprised of the Research Programs described in the Registration Statement on Form F-1 of EndoCeutics as initially filed with the U.S. Securities and Exchange Commission on February 27, 2007;

(l)	“Technology” means all data, instructions, processes, formulae, expert opinion and information relating to the development, manufacture, use or sale of Licensed Compounds and Licensed Products including, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information;

(m)	“Territory” means every country in the world.

1.2	Interpretation

The following definitions apply in this Agreement, unless the contrary intention appears:

(a)	words in the singular number include the plural and vice versa;

(b)	words importing a gender include any other gender;

(c)	a reference to a person includes bodies corporate and unincorporated associations and partnerships;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	all Schedules form an integral part hereof and a reference to a Schedule includes a reference to any part of that Schedule which is incorporated by reference;

(f)	headings are for convenience and ease of references only, are not part of this Agreement and will not be relevant to or affect the meaning or interpretation of this Agreement.

ARTICLE 2

ASSIGNMENT BY ENDORESEARCH

2.1

Subject to the terms and conditions contained in this Agreement, at the Effective Date, EndoResearch assigns and transfers to EndoCeutics, and EndoCeutics accepts, all of the rights, title, interest and obligations of EndoResearch in the Schering Agreements and in the Other Assigned Agreements (collectively the “Assigned Contracts”). For purposes of clarity and avoidance of doubt, the parties hereto acknowledge and agree that this assignment also includes the right for EndoCeutics to receive, starting as of the Effective Date, all future milestone payments, additional compensation and royalty payments earned and payable under the Schering Agreements for research works done by EndoCeutics except for the amounts referred to in the following sentence. Notwithstanding the above assignment, EndoResearch keeps the right to receive from Schering an amount equivalent to the Development Costs incurred by it and that are subject to the payment under Section 3.03 ( c) of the Amendment No.2 with Schering. This latter amount is estimated at approximately US$720,000 as of February 21st, 2007. If EndoCeutics receives such payment, it undertakes to remit it to EndoResearch. For more precisions, these costs shall be reduced by any such costs recovered by EndoResearch under Section 3.4 hereunder with respect to the transfer of Acolbifene and other compounds or products.

2.2	Specifically excluded from the assignment contained in Section 2.1 and from the rights licensed under Article 3 hereof are (A) all research contracts and other contracts to which EndoResearch is a party other than Assigned Contracts including, without limitation, the contract intervened between EndoResearch and Laval University on June 26, 1991, and accepted by CHUL on April 16, 1993; and (B) any and all intellectual property rights and other rights that (i) are not covered by the Research Programs or (ii) are not required for performing research and development in the Field; or (iii) are not selected by EndoCeutics under its right of first negotiation for future developments achieved by EndoResearch in the Field.

ARTICLE 3

LICENSE GRANT

3.1

In addition and in complement to the assignment contained in Article 2 and for the purpose of enabling EndoCeutics to complete the Research Programs and to exploit and commercialize for its own benefit the results of the Research Programs in the Field, subject to the terms and conditions contained in this Agreement, at the Effective Date, EndoResearch grants to EndoCeutics, and EndoCeutics accepts such grant from EndoResearch, an irrevocable, royalty-free and paid up worldwide license under the Patents (the “Patents License”), with the right to sublicense, to develop, make, use, offer for sale and sell and to have developed, made, used, offered for sale and sold Licensed Compounds and Licensed Products in the Field in the Territory. The foregoing license shall be exclusive, even as to EndoResearch, for all applications in the Field, it being understood however that all applications outside the Field are excluded and remain the sole and exclusive property of EndoResearch and/or its permitted licensees or assignees.

3.2	Subject to the terms and conditions contained in this Agreement, at the Effective Date, EndoResearch also grants to EndoCeutics, and EndoCeutics accepts such grant from EndoResearch, an irrevocable, royalty-free and paid up worldwide license to use the Technology in the Field (the “Technology License”) with the right to sublicense, to develop, make, use, offer for sale and sell and to have developed, made, used, offered for sale and sold Licensed Compounds and Licensed Products in the Field in the Territory. The Technology License shall be non-exclusive.

3.3

EndoCeutics acknowledges and agrees that the licenses granted pursuant to Sections 3.1 and 3.2 hereof (collectively the “Licenses”) shall remain subject to Schering’s option rights and other rights under Amendment No. 2 and Schering’s other rights under the Original Agreement and Amendment No. 1 (the “3rd Party Rights”). In addition, EndoCeutics shall fulfill all the obligations of EndoResearch with regard to the Assigned Contracts.

3.4	In addition to the Licenses, EndoResearch and EndoCeutics undertake and agree to negotiate bona fide the terms and conditions of an agreement substantially in the form and content shown in the draft agreement annexed herewith as Schedule E and allowing EndoCeutics to use, during the term of the Licenses as provided in Section 3.5 and on a non-exclusive basis, any and all equipment owned by EndoResearch and that are needed by EndoCeutics to complete scientific research and experimental studies under the Research Programs. In case of disagreement, the terms and conditions of such non-exclusive right to use agreement shall be determined by arbitration in accordance with the terms hereof. Notwithstanding the above, EndoCeutics’ non-exclusive right to use the equipment shall become effective on the Effective Date. Upon request from EndoCeutics, EndoResearch will also transfer at cost to EndoCeutics whatever quantities of Acolbifene or other compounds or products listed in Schedule B which are needed for EndoCeutics’ Research Programs.

3.5	The term of the Licenses granted under Sections 3.1 and 3.2 shall be perpetual, provided that EndoResearch shall have the right to terminate the Licenses by written notice to EndoCeutics upon:

(i)	Assignment or Default. An unauthorized assignment by EndoCeutics of this Agreement or of any right, title, interest and obligation granted herein or an event of default caused by EndoCeutics under the Schering Agreements or this Agreement (and, if under the Schering Agreement, after the expiration of any applicable cure period and, if under this Agreement, after EndoResearch has given to EndoCeutics notice of such default in reasonable detail and EndoCeutics has not after 90 days cured such default).

(ii)	Termination for Insolvency. This Agreement may be immediately terminated by EndoResearch by written notice to EndoCeutics upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of its assets for the benefit of creditors by EndoCeutics or in the event a receiver or custodian is appointed for EndoCeutics’ business, or if a substantial portion of EndoCeutics’ business is subject to attachment or similar process, provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

3.6	In the event of any termination of the Licenses pursuant to Section 3.5 (i) or (ii), all the Assigned Contracts shall automatically be reassigned and transferred by EndoCeutics to EndoResearch for and in consideration of an amount of one U.S. dollar (US$1.00) and EndoCeutics shall return to EndoResearch any EndoResearch’s Technology (or dispose of any EndoResearch’s Technology, to the extent feasible, as requested by EndoResearch), within a reasonable time after the termination, and also transfer to EndoResearch any data, information, know-how and technology gained by EndoCeutics. EndoCeutics shall also promptly cease to use EndoResearch’s equipment. EndoCeutics shall not be entitled to any compensation for such return or transfer of data, information, know-how and technology.

3.7	EndoResearch hereby grants to EndoCeutics an irrevocable option to purchase the Patents and the Technology at a fair market value price exercisable within 5 business days of EndoCeutics becoming aware of the occurrence of any of the following events: (i) EndoResearch becomes bankrupt or insolvent (as defined in Section 3.5(ii) hereof, mutatis mutandis; (ii) proceedings are taken by or against EndoResearch under the Bankruptcy and Insolvency Act or any other statute or act pertaining to creditor arrangements or proposals; (iii) a receiver or a trustee is appointed to liquidate or administer all or a portion of EndoResearch’s property (the “Liquidator”) or proceedings are taken to obtain its dissolution or liquidation, it being understood that the exercise of such option to purchase the Patents shall be subject to EndoCeutics’ compliance to the following:

1)	Honor the rights granted by EndoResearch to any third party in respect of the said Patents and Technology in compliance with the terms and conditions of the agreement(s) entered into with any such third party;

2)	Within twenty-one (21) days after its notification of its exercise of its irrevocable option, obtain an evaluation of the fair market value price for the Patents and the Technology by an independent person having expertise in the field of evaluating such property, which person shall be approved by the Liquidator, if applicable. A copy of the evaluation report shall be provided to the Liquidator, if applicable.

Notwithstanding the exercise by EndoCeutics of its irrevocable option referred to above, EndoCeutics shall have 5 business days following its receipt of the evaluation report referred to in 3.7(2) above to confirm its intention and shall be under no obligation to complete the purchase of the Patents or the Technology to exercise its option;

3)	Within thirty (30) days after its confirmation of its exercise of the option for the purchase of the Patents or the Technology, pay the fair market value price to the Liquidator;

4)	In order to secure its rights pursuant to this irrevocable option, EndoCeutics shall be entitled to obtain a lien on the Patents and the Technology in any or all countries it chooses. In addition, EndoResearch shall not grant a lien, hypothec or other security of a similar nature on the Patents and the Technology to any third party without the prior written consent of EndoCeutics.

ARTICLE 4

CONSIDERATION

4.1	In consideration for (i) the assignment of the Assigned Contracts pursuant to Section 2.1, (ii) for the Patents License granted pursuant to Section 3.1 and (iii) for the Technology License granted pursuant to Section 3.2 (which transactions in (i), (ii) and (iii) are indissociable), at the Effective Date, EndoCeutics shall issue to EndoResearch, 12,499,900 common shares of EndoCeutics’ capital stock and pay to EndoResearch a sum of US$8,000,000.00.

4.2	After this issuance of the common shares mentioned in Section 4.1, EndoResearch shall hold 100% of EndoCeutics’ total capital stock issued and outstanding just prior to the issuance and listing of an additional number of the common shares of EndoCeutics on the NASDAQ Global Market.

4.3	The parties hereto determine that the consideration for the Assigned Contracts, the Patents License and the Technology License is, considering all the circumstances of the transaction, the fair equivalent of a consideration payable in cash equal to the fair market value of such Assigned Contracts, Patents License and Technology License.

4.4	EndoResearch and EndoCeutics agree that EndoCeutics shall, in accordance with Subsection 26(3) of the Canada Business Corporation Act, add to its stated capital account in respect of the Shares issued pursuant to Section 4.1 an amount of US$1.

4.5	EndoResearch and EndoCeutics shall, within the prescribed time period, execute and deliver elections in the forms prescribed by the Income Tax (Canada) (ITA) and the Taxation Act (Quebec) (TAQ) to have the provisions of Section 85 of the ITA and any other relevant provisions thereof and the provisions of Section 518 of the TAQ and any other relevant provisions thereof apply to the consideration payable by EndoCeutics to EndoResearch for the Assignment and the Licenses.

4.6

EndoCeutics shall reimburse EndoResearch for all expenses incurred by EndoResearch on behalf of EndoCeutics in connection with organizational and offering related matters, amounting approximately to US$950,000 as of February 21st, 2007. EndoCeutics shall pay directly EndoResearch or any third party designated by EndoResearch for such expenses. All such expenses shall be reasonable and shall be examined and approved by the audit committee and the Board of EndoCeutics prior to their payment.

4.7	EndoResearch and EndoCeutics shall pay all applicable Quebec Sales Tax and Goods and Services Tax, if any, in connection with this Agreement as the same become due and owing. The parties agree to use their best efforts to benefit from any exemption applicable thereof or jointly exercise all option rights allowing them to differ the payment of all such taxes.

ARTICLE 5

RIGHT OF FIRST NEGOTIATION

5.1	EndoResearch and EndoCeutics each acknowledge that EndoResearch will continue to conduct research outside the Field, it being understood and agreed however that the results of EndoResearch’s research, whether patentable or not, may be applicable in the Field or be of interest to EndoCeutics.

5.2	EndoResearch hereby grants to EndoCeutics a right of first negotiation to have exclusive access in the Field by way of a royalty bearing license or other mutually agreed arrangement to all intellectual property rights that may be developed by EndoResearch after the Effective Date pursuant to Section 5.1. This right of first negotiation shall be exercisable by EndoCeutics (in its sole discretion) at any time upon giving a notice in writing within sixty (60) days following the receipt of a written notice from EndoResearch as provided for in Section 5.3. During the notification period, EndoResearch shall not license, sell, transfer or otherwise dispose of the intellectual property rights that are the subject of Section 5.1.

5.3	At least twice a year during the term of the License, EndoResearch shall provide to EndoCeutics written reports of its development activities and results susceptible of applications in the Field or of interest to EndoCeutics.

5.4	Upon exercise of EndoCeutics’ rights of first negotiation, EndoResearch and EndoCeutics shall negotiate in good faith the terms and conditions of a license agreement to EndoCeutics of all such new intellectual property developed by EndoResearch for applications in the Field or of interest to EndoCeutics. In the event the parties cannot reach an agreement on the terms and conditions of such a license within six (6) months after that notification, said terms and conditions shall be determined by binding arbitration in accordance with Section 11.2 hereof.

ARTICLE 6

ENDOCEUTICS’ IMPROVEMENTS

6.1

The parties acknowledge and agree that EndoCeutics may develop improvements to the Patents and the Technology related thereto in the course of exercising its rights and fulfilling its obligations under this Agreement (“Process Improvements”). All rights, title and interest in and to the Process Improvements developed by EndoCeutics shall be owned by EndoCeutics. Any such Process Improvements developed by EndoCeutics shall be disclosed promptly to EndoResearch. For that purpose and provided that EndoCeutics does not intend to develop the Process Improvements outside the Field, EndoCeutics hereby grants to EndoResearch an option right to negotiate the terms and conditions of an exclusive or non-exclusive, worldwide, royalty-bearing license agreement to use such Process Improvements outside the Field. EndoResearch shall have sixty (60) days from disclosure of any Process Improvements to notify EndoCeutics in writing of its intent to enter into such a license agreement, and the parties shall negotiate in good faith for a period not to exceed six (6) months after that notification, otherwise the terms and conditions of the license agreement shall be determined by binding arbitration in accordance with Section 11.2 hereof.

ARTICLE 7

PATENTS MAINTENANCE AND INFRINGEMENT

7.1	Subject to the rights and obligations of Schering under the Schering Agreements, EndoResearch shall maintain in force (and diligently pursue in the case of patent applications) all Patents licensed hereunder. EndoCeutics shall reimburse EndoResearch for all costs related thereto less the amounts reimbursed to EndoResearch by Schering as provided for in the Schering Agreements.

7.2	EndoCeutics agrees to promptly take all reasonable legal action necessary to protect the Patents against infringements by third parties. Subject to the rights of Schering under the Schering Agreements, if within three (3) months following receipt of written notice from EndoResearch, EndoCeutics fails to take such action to halt the alleged infringement, EndoResearch shall, in its sole discretion, have the right to take such action as it deems warranted in its own name or in the name of EndoCeutics or in both names. EndoCeutics will reimburse EndoResearch for all costs incurred. EndoCeutics agrees to render such reasonable assistance as EndoResearch may request in the event such action is taken by Schering or EndoResearch. Damages recovered therefrom, net of the costs of this action, shall belong to the party bringing the action.

ARTICLE 8

WARRANTIES AND LIABILITY

8.1	Each party represents and warrants to the other party that it has the legal power, authority and right to enter into this Agreement and to perform all of its respective obligations set forth in the Agreement.

8.2	Each party represents and warrants that as of the Effective Date it is not a party to any agreement, arrangement or understanding with any third party which in any way conflicts with its ability to fulfill any of its obligations under the terms of this Agreement.

8.3	EndoResearch warrants that it has and shall retain all rights, title and interest to the Patents.

8.4	Except as expressly provided in this Agreement, each party disclaims all warranties, express or implied, concerning or relating to Licensed Compounds and Licensed Products.

8.5	Neither party shall be liable for incidental or consequential damages of the other party arising out of or resulting from a breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1	Subject to the limitation set forth below in this Article 9 and in accordance with the Schering Agreements, each party shall defend, indemnify and hold each other, their Affiliates, respective officers, directors, agents and employees (the “Indemnified Party”) harmless from and against all liabilities, costs, damages, losses, judgments, or expenses (including reasonable attorney’s fees and other expertise and defence costs and expenses, regardless of outcome) (“Liabilities”) arising out, after the Effective Date, of third-party suits, claims, demands, actions or causes of action at law or in equity (“Claim(s)”); in the case of EndoCeutics as the Indemnifying Party, in connection with the Assigned Contracts or any Licensed Compounds or Licensed Products or service, that are using the Patents or Technology in the Field and which are made, used, or sold by or on behalf of EndoCeutics pursuant to any right or license granted pursuant to this Agreement, and in the case of EndoResearch as the Indemnifying party, in connection with the agreements and rights listed in Section 2.2 hereof.

9.2	Each party agrees to provide attorneys reasonably acceptable to the Indemnified Party to defend against any Claims with respect to the subject of indemnity contained in this Agreement.

9.3	The Indemnified Party shall give EndoCeutics prompt notice in writing of the institution of any Claim for which the Indemnified Party believes EndoCeutics is liable hereunder, and the Indemnified Party agrees to permit EndoCeutics to have control and conduct of the defence of such Claim, and give EndoCeutics all reasonable assistance necessary to enable EndoCeutics to carry on the defence of such suit and any appeal from a judgment or decree rendered therein, including without limitation providing reasonable access to witnesses or information in the Indemnified Party’s possession. The Indemnified Party may participate in, but not control, any defence or settlement of such suit, but at the expense of EndoCeutics. Notwithstanding any other provision of the present article, neither Party shall make any settlements hereunder in a manner that would adversely and materially affect the other Party without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

9.4	Neither Party shall be responsible for or bound by any compromises of claims, demands, settlements, judgments or causes of action made without its prior written consent, which consent may be withheld in its sole discretion.

9.5	EndoCeutics shall obtain and maintain insurance in such amounts as to insure against any claim made by a third party in respect of the carrying out of the clinical trials and commercialization of the Licensed Compounds.

ARTICLE 10

CONFIDENTIALITY

10.1	The parties agree that, in the execution of their respective obligations under this Agreement, industrial secrets and confidential information shall be mutually exchanged.

Consequently, the parties recognize that the non-authorized disclosure of such industrial secrets and confidential information shall cause serious damages to the other party and consequently, EndoResearch and EndoCeutics each undertake to, subject to their respective rights hereunder:

(a)	Utilize their best efforts to impede other parties from taking knowledge of such industrial secrets;

(b)	Take all the necessary measures in order to prevent the non-authorized disclosure of such industrial secrets or of confidential information by any of their employees or by any other party; and

(c)	Upon written authorization by EndoResearch or by EndoCeutics, as the case may be, permit their employees to disclose such industrial secrets or confidential information only to third parties to whom it is necessary to communicate same in order that EndoResearch or EndoCeutics, as the case may be, respect its obligations pursuant to the terms of this Agreement and which third parties must have consented to the same confidentiality obligations relative to such industrial secrets or confidential information.

10.2	Except as required by law, neither EndoResearch nor EndoCeutics shall release any information to any third person with respect to the existence or terms of this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld. It is acknowledged and agreed by the parties hereto that in the event EndoCeutics becomes a public corporation, and in connection with becoming a public company, it shall be obligated to abide by, and comply with, the disclosure requirements under the applicable domestic and foreign securities laws and those rules and regulations promulgated thereunder, including, without limitation, those rules and regulations of the various exchanges and/or automated quotation systems on which EndoCeutics’ capital stock is listed and/or traded, and disclosures required thereby, including the filing of this Agreement in connection with the filing of the Registration Statement on Form F-1 of EndoCeutics, are expressly permitted hereunder.

ARTICLE 11

NEGOTIATION, MEDIATION AND ARBITRATION

11.1	If a dispute arises out of or relates to this Agreement or its breach (the “Matter”), the parties agree to resolve the Matter as follows:

(a)	a party shall submit written notice of the Matter to the other party and request negotiation;

(b)	the parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement promptly by negotiation between representatives which the parties may appoint; and

(c)	if the Matter has not been resolved within 30 days of a party’s request for negotiation, either party may request (the “Requesting Party”) that the Matter be submitted to a sole mediator selected by the Requesting party (the “Mediator Notice”). If the other party does not agree with the sole mediator selected by the Requesting party, the other party shall, within 10 days of receipt of the Mediator Notice, select a different mediator and so notify the Requesting party. The 2 mediators shall within 10 days thereafter select a third mediator who shall be the sole mediator for the mandatory one-day mediation. The sole mediator shall specify the date (which shall be within 30 days of his or her selection as the sole mediator) and the place where the mandatory one-day mediation shall take place.

11.2	If the Matter has not been resolved by such mediation, either party may submit the Matter for binding arbitration, to a sole arbitrator in accordance with the Rules of Conciliation and Arbitration of the Canadian Commerce Arbitration Centre as in effect on the date of commencement of such arbitration (the “CCAC Rules”).

11.3	If the parties fail to agree on the appointment of the sole arbitrator within 20 days after one party has served the other party, a written notice to concur in the appointment of the single arbitrator nominated by the serving party, the sole arbitrator shall be appointed in accordance with the CCAC Rules. The arbitrator shall render any final award within 20 days following the completion of evidence and arguments on the Matter.

11.4	The parties shall not be entitled to rely on or introduce as evidence before any arbitral proceedings whether or not such proceedings relate to the Matter that is the subject of the negotiations:

(a)	views expressed or suggestions made by another party in respect of a possible settlement of the Matter;

(b)	admissions or proposals made by another party in the course of negotiations; or

(c)	the fact that the other Party had indicated his willingness to accept a proposal for settlement made by another party.

11.5	The mediation and arbitration shall be held in Quebec City, Province of Quebec, Canada. The Parties, their representatives, the mediator and the arbitrator shall hold the existence, content and results or any negotiation, mediation or arbitration in confidence unless disclosure is required by law or regulation, and in such case the parties shall take reasonable precautions to only disclose what is required by law or governmental regulation. All proceedings and all pleadings shall be in English.

11.6	Any award of the arbitration shall be final and binding on the parties and shall be enforceable in any court having jurisdiction over the party from whom enforcement is requested.

11.7	The costs of any mediation, or arbitration hereunder, including administrative and arbitrator fees and the fees of the sole mediator, shall be shared equally by the parties, but each party shall bear its own costs and attorneys’ and witnesses’ fees.

ARTICLE 12

CONDITIONS PRECEDENT

12.1	Notwithstanding the execution of this Agreement, the rights and obligations of the parties hereto are conditional and shall become effective only at the satisfaction or waiver that, at or prior to the Effective Date, EndoCeutics shall have qualified for listing, and had listed, its common shares on the NASDAQ Global Market (the “Financing”).

12.2	This Agreement shall automatically become null and void if all the conditions precedent listed in Section 12.1 have not been satisfied or waived on June 30, 2007.

ARTICLE 13

MISCELLANEOUS

13.1	The failure on the part of EndoResearch or EndoCeutics to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right, nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

13.2	Any notice required or permitted to be given by the terms of this Agreement by a party shall be given by prepaid, registered air mail, properly addressed to the address of the other party set forth below, or to such other address as may, from time to time, be designated in writing by such other party, and shall be deemed to have been given upon receipt:

As to EndoResearch:	2989, De la Promenade Street, Quebec, Province of Quebec Canada, G1W 2J5

Attn: President and Chief Executive Officer

As to EndoCeutics:	2989, De la Promenade Street, Quebec, Province of Quebec Canada, G1W 2J5

Attn: Chairman

13.3	This Agreement shall be construed and interpreted according to the laws of the Province of Quebec, Canada, except with respect to its conflict of law provisions.

13.4	The captions to the Articles of this Agreement are for convenience only, and shall not be deemed of any force or effect whatsoever in construing this Agreement.

13.5	The terms and provisions contained herein constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding varying or extending the same will be binding upon either party hereto unless in writing, signed by duly authorized officers of the respective parties, and referencing this Agreement.

13.6	This Agreement shall not be assignable by either party, except to an Affiliate, without the express consent of the other, such consent not to be unreasonably withheld.

13.7	EndoCeutics shall promptly report to EndoResearch the details of any significant patient adverse drug reactions or suspected adverse drug reactions with respect to any Licensed Compounds during any clinical trials occurring or conducted by or on behalf of EndoCeutics.

13.8	The terms of this Agreement which by their intent or meaning have validity beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date first above written.

ENDORESEARCH INC.		ENDOCEUTICS, INC.

By:		By:
	Fernand Labrie President and Chief Executive Officer		Robert Després Chairman

SCHEDULE A

[INTENTIONALLY OMITTED]

SCHEDULE B

FIELD

a)	Acolbifene for breast and uterine cancer treatment and prevention;

b)	Acolbifene in combination with DHEA for the treatment and prevention of vaginal atrophy, type-2 diabetes, hypercholesterolemia, obesity and fat accumulation, hot flashes, metabolic syndrome, osteoporosis, loss of muscle mass and strength, loss of libido, as well as for prevention of breast cancer and uterine cancer;

c)	DHEA for vaginal atrophy, hot flashes, osteoporosis, loss of muscle mass and strength, loss of libido and sexual dysfunction in women;

d)	DHEA for loss of muscle mass and strength, loss of libido and sexual dysfunction and osteoporosis in men;

e)	Prostate cancer – new pure systemic anti-androgens;

f)	Benign prostate hyperplasia – new pure systemic anti-androgens;

g)	Acne, seborrhea and androgenic alopecia – new locally active pure anti-androgens;

h)	SARMs (selective androgen receptor modulators) for loss of muscle mass and osteoporosis in women and men.

COMPOUNDS / PRODUCTS

(i)	Acolbifene

(ii)	DHEA

(iii)	Acolbifene and DHEA

(iv)	Antiandrogen known as EM 6537 and other related compounds already developed by EndoResearch

(v)	Antiandrogen known as EM 5854 and other related compounds already developed by EndoResearch

(vi)	Antiandrogen known as EM 4350 and other related compounds already developed by EndoResearch

(vii)	SARM known as EM 8420 and other related compounds already developed by EndoResearch

SCHEDULE C

[INTENTIONALLY OMITTED]

SCHEDULE D

[INTENTIONALLY OMITTED]

SCHEDULE E

EQUIPMENT AGREEMENT

THIS AGREEMENT is made as of the <*>th day of <*> 2007.

BETWEEN:	ENDORESEARCH INC., a company duly constituted under Part IA of the Quebec Companies Act, having its head office at 2989, De la Promenade Street, Quebec, Province of Quebec, Canada, G1W 2J5, herein acting and represented by Dr. Fernand Labrie, its President and Chief Executive Officer;

(hereinafter “EndoResearch”)

AND:	ENDOCEUTICS, INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 2989, De la Promenade Street, Quebec, Province of Quebec, Canada, G1W 2J5, herein acting and represented by Mr. Robert Després, its Chairman;

(hereinafter “EndoCeutics”)

WHEREAS EndoResearch and EndoCeutics have entered into an assignment and license agreement prior this day (the “Assignment and License Agreement”);

WHEREAS under the Assignment and License Agreement, EndoResearch and EndoCeutics have undertaken and agreed to negotiate bona fide the terms and conditions of an ancillary agreement granting to EndoCeutics a non-exclusive right to use the Equipment owned by EndoResearch and that is needed by EndoCeutics to complete the Research Programs;

WHEREAS all capitalized terms used herein shall have the defined meanings set forth in the Assignment and License Agreement or in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.	Definitions

1.1	In this Agreement:

(a)

“Affiliate” means any company or organization controlling, controlled by, or under common control with EndoResearch or EndoCeutics, as the case may be. For this purpose, the terms control, controlled and controlling mean ownership, directly or indirectly, of at least fifty percent (50%) of the stock entitled to vote, and for non-stock organizations, the right to receive at least fifty percent (50%) of the profits;

(b)	“Effective Date” means the effective date of the listing of the common shares of EndoCeutics on the NASDAQ Global Market;

(c)	Encumbrance” or “Encumber” means any encumbrance of any kind whatever and includes, without limitation, a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, right of way, servitude (registered or unregistered), restriction, encroachment, option or any other right or claim of others of any kind whatever affecting the Equipment, any covenant or other agreement, restriction or limitation on the use or transfer of the Equipment;

(d)	“Equipment” means all laboratory equipment owned by EndoResearch and located at the CHUL Research Center in Québec City or elsewhere;

(e)	“Agreement” means this agreement, including all of its Schedules and all instruments supplementing, amending or confirming this Agreement; all references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement;

(f)	“Term” has the meaning ascribed thereto in Section 3.1;

(g)	“Consideration” has the meaning ascribed thereto in Section 4.1;

(h)	“Research Programs” means the research projects carried out by EndoCeutics in the Field as listed in Schedule A.

2.	Right to use

2.1	EndoResearch hereby grants to EndoCeutics and EndoCeutics hereby accepts, an irrevocable and non-exclusive right to use the Equipment, upon the terms and conditions set forth in this Agreement.

3.	Term

3.1	The term of this Agreement shall be for a period commencing on the Effective Date and terminating no later than on December 31, 2010 subject, however, to the period of renewal mentioned below (the “Term”), unless terminated earlier in a manner set forth herein.

3.2

Upon expiry of the period stipulated in subsection 3.1, this Agreement shall automatically be renewed for a term of twelve (12) months, and for subsequent periods of twelve (12) months thereafter, unless EndoCeutics gives EndoResearch written notice of thirty (30) days prior to termination of this Agreement or any renewal hereof. Any extension of the initial term of the Research Programs shall be made upon the same terms and conditions that were established for the initial period of the Research Programs unless commonly agreed by both parties.

3.3	This Agreement may be immediately terminated by EndoResearch by written notice to EndoCeutics upon (i) the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of its assets for the benefit of creditors by EndoCeutics; or (ii) in the event a receiver or custodian is appointed for EndoCeutics’ business, or if a substantial portion of EndoCeutics’ business is subject to attachment or similar process, provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof; or (iii) the termination of the Assignment Agreement.

4.	Consideration

4.1	During the Term, EndoCeutics shall pay to EndoResearch, in equal and consecutive monthly instalments, an amount of US$25,000 representing an amount of US$300,000 per 12 calendar month, each payable by monthly payments made on the first day of each month commencing on <*>, together with all applicable provincial sales taxes and federal goods and services taxes (“Consideration”).

4.2	The Consideration shall be paid by EndoCeutics to EndoResearch at the address indicated in Article 9 of this Lease or at any other location indicated by written notice of EndoResearch to EndoCeutics, or to any agent or representative of EndoResearch, as may be designated from time to time by written notice of EndoResearch to EndoCeutics.

4.3	Unless otherwise stipulated herein, should EndoCeutics default in the payment, when due, of any amount whatsoever due under this Agreement, the overdue amount shall bear interest at the prime rate of the bank of EndoResearch’s bank + 2%, calculated from the due date until full payment is made, without prejudice to the other rights of the parties to this Lease.

4.4	EndoResearch and EndoCeutics hereby covenant and agree, that they want the Consideration to reflect fair market value for the use of the equipment and therefore in the event of the final determination by the relevant tax authorities that the fair market value of the Consideration does not reflect such fair market value it shall be adjusted to reflect it and, to make all required adjustments to the Consideration and to pay or reimburse, as the case may be, any amount equal to the adjustment determined by the tax authorities within a period of 30 day from the examination and approval by the audit committee of EndoCeutics and EndoResearch of said final adjustment.

5.	Title, Damages and Risk of Loss

5.1	EndoCeutics acknowledges that ownership and title to the Equipment shall remain vested in EndoResearch and EndoCeutics shall have no right, title or interest in the Equipment other than the right to use the Equipment on a non-exclusive basis during the Term.

5.2	EndoCeutics hereby assumes and shall bear the entire risk of loss of and damage to the Equipment from any and every cause whatsoever, even by superior force (“force majeure”), while the Equipment is used by EndoCeutics or in its custody. In the event of damage of any kind whatever to any part or item of the Equipment (unless the same is damaged beyond repair), EndoCeutics shall at its own expense place the same in good repair, condition and working order. If the Equipment, or any item or part thereof, is lost, stolen, destroyed or damaged beyond repair (the “Destroyed Equipment”) while used by EndoCeutics or under its custody, EndoCeutics shall pay to EndoResearch a cash amount equal to the depreciated value of the Destroyed Equipment as of the date of such loss, theft or damage.

6.	Repair, Maintenance and Inspection

6.1	While used by EndoCeutics or under its custody, the Equipment shall be at the risk of EndoCeutics who shall maintain, repair, service and keep the Equipment in a good and substantial manner and shall maintain the Equipment in a condition equivalent to its condition at the commencement of the Agreement, fair wear and tear excepted and in a fully operative condition in conformity with any recommendations for maintenance made by any manufacturer or seller of the Equipment and in conformity with all applicable laws.

6.2	Any alterations, additions or improvements to the Equipment made by EndoCeutics shall belong to and remain the property of EndoResearch.

6.3	While used by EndoCeutics or under its custody, EndoCeutics assumes the risk of liability and shall pay for any costs, expenses, damages, losses or liabilities arising out of, connected with or resulting from the possession, control, use, operation or maintenance of the Equipment or from any cause whatsoever and, without limiting the generality of the foregoing, costs, expenses, damages, losses or liabilities whatsoever arising from, connected with or resulting from fire, theft, loss, confiscation or expropriation.

7.	Insurance

7.1	With respect to the Equipment, EndoResearch and EndoCeutics shall obtain and maintain or shall cause to be obtained and maintained for the entire Term, at

EndoCeutics’ expense, property damage and liability insurance and insurance against loss or damage to the Equipment including, without limitation, loss by fire (including so-called extended coverage), theft and such other risks of loss as are customarily insured by “all risks” policies for the type of equipment hereby put at the disposal of EndoCeutics and for businesses in which EndoResearch and EndoCeutics are engaged.

7.2	Each insurance policy will name EndoResearch as an insured and loss payee thereof, and shall contain a clause requiring the insurer to give EndoResearch at least 30 days’ prior written notice of any alteration in the terms of such policy, of the cancellation of such policy.

7.3	At EndoResearch’s request, EndoCeutics shall furnish to EndoResearch a certificate of insurance or other evidence satisfactory to EndoResearch that such insurance coverage is in effect, provided however that EndoResearch shall be under no duty either to ascertain the existence of or to examine such insurance policy.

7.4	EndoCeutics further agrees to give EndoResearch prompt notice of any damage to, or loss of, the Equipment or any part of it.

8.	Representations and Warranties

8.1	Each party represents and warrants to the other party that it has the legal power, authority and right to enter into this Agreement and to perform all of its respective obligations set forth in the Agreement.

8.2	EndoResearch and EndoCeutics each acknowledge that EndoResearch will continue to conduct research outside the Research Programs and to that effect EndoResearch will continue to use the Equipment.

8.3	EndoResearch represents and warrants that the Equipment is not Encumbered.

9.	Miscellaneous

9.1	Notwithstanding the date of execution of this Agreement, this Agreement and all transactions contemplated herein are conditional to the closing of EndoCeutics’ contemplated initial public offering (“IPO”) and to the listing of its common shares on the NASDAQ Global Market, and shall become effective on the Effective Date.

9.2

EndoResearch hereby grants to EndoCeutics an irrevocable option to purchase the Equipment at a fair market value price upon occurrence of any of the following events: (i) EndoResearch becomes bankrupt or insolvent; (ii) proceedings are taken by or against EndoResearch under the Bankruptcy and Insolvency Act or any other statute or act pertaining to creditor arrangements or proposals; (iii) a receiver or a trustee is appointed to liquidate or administer all or a portion of EndoResearch’s property (the “Liquidator”) or proceedings are taken to obtain its dissolution or liquidation, it being understood that the exercise of such option to purchase the Equipment shall be subject to EndoCeutics’ compliance to the following:

1)	Within thirty (30) days after its notification of the occurrence of any of the above mentioned events, request an evaluation of the fair market value price for the Equipment by an independent person having expertise in the field of evaluating such property, which person shall be approved by the Liquidator. The evaluation shall be made within a reasonable delay and thereafter provided to the Liquidator;

2)	Within thirty (30) days after determination of the fair market value price for the purchase of the Equipment, pay the fair market value price to the Liquidator.

9.3	The failure on the part of EndoResearch or EndoCeutics to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right, nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

9.4	Any notice required or permitted to be given by the terms of this Agreement by a party shall be given by prepaid, registered air mail, properly addressed to the address of the other party set forth below, or to such other address as may, from time to time, be designated in writing by such other party, and shall be deemed to have been given upon receipt:

As to EndoResearch:	2989, De la Promenade Street,
Quebec, Province of Quebec
Canada, G1W 2J5

Attn: President and Chief Executive Officer

As to EndoCeutics:	2989, De la Promenade Street,
Quebec, Province of Quebec
Canada, G1W 2J5

Attn: Chairman

9.5	This Agreement shall be construed and interpreted according to the laws of the Province of Quebec, Canada, except with respect to its conflict of law provisions. If a dispute arises out of or relates to this Agreement or breach, the parties agree to resolve the matter in accordance with the procedures set forth in Article 11 of the Assignment and License Agreement, which Article is incorporated herein for reference.

9.6	The captions to the Articles of this Agreement are for convenience only, and shall not be deemed of any force or effect whatsoever in construing this Agreement.

9.7	The terms and provisions contained herein constitute the entire Agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or understanding varying or extending the same will be binding upon either party hereto unless in writing, signed by duly authorized officers of the respective parties, and referencing this Agreement.

9.8	This Agreement shall not be assignable by either party, except to an Affiliate, without the express consent of the other, such consent not to be unreasonably withheld.

9.9	The terms of this Agreement which by their intent or meaning have validity beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

9.10	EndoResearch and EndoCeutics agree not to publicize this Agreement nor to disclose the terms and conditions herein, except to the extent required by law, and then only on a confidential basis to the extent feasible, or except as consented to in advance by the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date first above written.

ENDORESEARCH INC.		ENDOCEUTICS, INC.

By:		By:
	Fernand Labrie		Robert Després
	President and Chief Executive Officer		Chairman

SCHEDULE A

FIELD

a)	Acolbifene for breast and uterine cancer treatment and prevention;

b)	Acolbifene in combination with DHEA for tissue-specific hormone replacement therapy including treatment and prevention of vaginal atrophy, type 2 diabetes, hypercholesterolemia, fat accumulation, hot flashes, metabolic syndrome, osteoporosis, loss of muscle mass and strength, loss of libido, as well as for prevention of breast cancer and uterine cancer;

c)	DHEA for vaginal atrophy, hot flashes, osteoporosis, loss of muscle mass and strength and loss of libido in women;

d)	DHEA for loss of muscle mass and strength, loss of libido and osteoporosis in men;

e)	Prostate cancer – new pure systemic anti-androgens;

f)	Benign prostate hyperplasia – new pure systemic anti-androgens;

g)	Acne, seborrhea and androgenic alopecia – new locally active pure anti-androgens;

h)	SARMs (selective androgen receptor modulators) for loss of muscle mass and osteoporosis in women and men.

COMPOUNDS / PRODUCTS

(i)	Acolbifene

(ii)	DHEA

(iii)	Acolbifene and DHEA

(iv)	Antiandrogen known as EM 6537 and other compounds already developed by EndoResearch

(v)	Antiandrogen known as EM 5834 and other compounds already developed by EndoResearch

(vi)	Antiandrogen known as EM 4350 and other compounds already developed by EndoResearch

(vii)	SARM known as EM 8420 and other compounds already developed by EndoResearch